UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

THESTREET.COM, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 17, 2009

Dear Stockholder:

I am pleased to invite you to attend TheStreet.com Inc.’s Annual Meeting of Stockholders, which will be held on Thursday, May 28, 2009, at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004. All stockholders of record as of the close of business on March 30, 2009 are entitled to vote at the Annual Meeting. I urge you to be present in person or represented by proxy at the Annual Meeting.

This year, we are using the “Notice and Access” method of providing proxy materials via the Internet. We believe that this process will allow us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 17, 2009, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report on Form 10-K and vote electronically via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper or e-mail copy of the proxy materials. Stockholders who previously elected to receive a paper or e-mail copy of the proxy materials will not receive a Notice of Internet Availability of Proxy Materials.

The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Annual Meeting, which includes (i) the election of three directors of the Company and (ii) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Company’s Board of Directors believes that a favorable vote on each of the matters to be considered at the Annual Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” each such matter. Accordingly, I urge you to review the accompanying material carefully and to vote as soon as possible. You may vote by marking, signing, dating and returning the enclosed proxy card. Alternatively, you may vote over the Internet or by telephone.

Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions that you may have. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing a traditional proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of TheStreet.com.

Sincerely,

James J. Cramer
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TheStreet.com, Inc. (the “Company”) will be held on Thursday, May 28, 2009, at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004. A proxy card and a Proxy Statement for the Meeting are enclosed.
The Annual Meeting is for the purpose of considering and acting upon:

(1)	The election of three Class I Directors for three-year terms expiring at the Company’s Annual Meeting of Stockholders in 2012;

(2)	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(3)	Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 30, 2009 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE. YOU MAY VOTE ON THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Teresa F. Santos
Secretary of the Corporation
New York, New York
April 17, 2009

THESTREET.COM, INC.

TABLE OF CONTENTS

Potential Payments Upon Termination or Change in Control	27
Transactions with Related Persons	31
Employment Agreement with James J. Cramer	31

Security Ownership of Certain Beneficial Owners and Management	32
Section 16(a) Beneficial Ownership Reporting Compliance	33
Proposal 2 — Independent Registered Public Accounting Firm	34
Fees of Independent Registered Public Accountants	34
2008 Report of the Audit Committee	35
Stockholder Proposals Pursuant to Rule 14a-8	36
Other Matters	36

THESTREET.COM, INC.
14 Wall Street
New York, NY 10005
(212) 321-5000

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2009

This Proxy Statement, or Notice of Internet Availability of Proxy Materials, is being first mailed on or about April 17, 2009 to stockholders of TheStreet.com, Inc. (the “Company”) at the direction of the Board of Directors of the Company (the “Board”) to solicit proxies in connection with the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 28, 2009, commencing at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or at such other time and place to which the Annual Meeting may be adjourned or postponed. This Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

Purpose of the Annual Meeting
The purpose of the Annual Meeting is to elect directors and to conduct the business described in the Notice of Annual Meeting.

Annual Meeting Admission
Only stockholders are invited to attend the Annual Meeting. Proof of ownership of the Company’s stock, along with personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a stockholder of record, please bring personal identification (including photo identification) with you so we can check your name against our list of record holders. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.
No cameras (including cell phone cameras), recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Stockholders Entitled to Vote
The close of business on March 30, 2009 is the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had issued and outstanding 30,602,572 shares of common stock. The common stock constitutes the only outstanding class of voting securities of the Company.
Most stockholders of the Company hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•
Stockholder of Record — If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•
Beneficial Owner — If your shares are held in a stock brokerage account, by a bank, brokerage firm, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, brokerage firm, trustee, or nominee which is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, brokerage firm, trustee, or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your bank, brokerage firm, trustee, or nominee is obligated to provide you with a voting instruction form for you to use. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper form in the self-addressed, postage paid envelope provided by your bank, brokerage firm, trustee or other nominee.

Proposals You Are Asked to Vote On and the Board’s Voting Recommendations

Proposals:		Board’s Voting Recommendation:
1.	Election of directors.	“FOR” each nominee to the Board

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.	“FOR”

The Board is not aware of any matters, other than the proposals described in this Proxy Statement, to be presented for a vote at the Annual Meeting. In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote from one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” Where you have appropriately specified how a proxy is to be voted, it will be voted accordingly. If you sign a proxy card or voting instruction form with no further instructions, the shares will be voted in accordance with the Board’s voting recommendations as specified above. Additionally, if you are a stockholder of record and you grant a proxy, any of the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our Bylaws.

Quorum and Voting Requirements to Elect Directors and Approve Each of the Proposals
Quorum
The presence (in person or by proxy) of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, brokerage firm, trustee, or nominee that is considered the stockholder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received specific voting instructions for that proposal from the beneficial owner.

Voting Requirements
Under current rules of the New York Stock Exchange to which its members are subject, certain proposals are considered “discretionary” items upon which brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Discretionary items include the election of directors and the ratification of KPMG LLP as our independent registered public accounting firm. On these matters, your bank, brokerage firm, trustee, or nominee that is considered the stockholder of record may vote your shares held in street name even if you have not given them specific voting instructions.  With respect to other proposals, a broker does not have discretionary authority to vote in the absence of instructions from the beneficial owner.  If you do not provide specific voting instructions for such proposals, a broker non-vote will occur. There are no such proposals at this year’s Annual Meeting.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Vote Required

•
Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

•
The Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm  — The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal. An abstention will have the same effect as a vote against this proposal.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Access to Proxy Materials
Starting with this Annual Meeting, we are using the “notice and access” process permitted by the Securities and Exchange Commission (the “SEC”) to distribute proxy materials to stockholders. This process allows us to post proxy materials on a designated website and notify stockholders of the availability of such proxy materials on that website. Thus, for most stockholders, we are furnishing proxy materials, including this proxy statement and our 2008 Annual Report on Form 10-K, by providing access to such documents on the Internet instead of mailing paper copies.
The Notice of Internet Availability of Proxy Materials (the “Notice”), which is being mailed to most of our stockholders, describes how to access and review all of the proxy materials on the Internet. The Notice also describes how to vote electronically via the Internet. If you would like to receive a paper copy of our proxy materials or receive only e-mail notice of the availability of proxy materials, you should follow the instructions for requesting such materials in the Notice. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect until you revoke it. Choosing to receive your future notices of proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment. If you choose to receive future notices by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website.
This 2009 Proxy Statement and our 2008 Annual Report on Form 10-K are available in digital form for download or review in the Investor Relations section of our web site at http://www.thestreet.com/investor-relations/index.html, under “SEC Filings.”

Voting Methods
If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you wish to vote at the meeting, by bringing the enclosed proxy card or using the ballot provided at the meeting. If you are the beneficial owner of shares held in street name, you must submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction form included by your broker or nominee. If your shares are held in street name and you wish to vote at the meeting, you will need to contact the broker, trustee or nominee that holds your shares to obtain a “legal proxy” to bring to the meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction form. Telephone and Internet voting for both stockholders of record and beneficial owners will be available 24 hours a day, and will close at 11:59 p.m. (Eastern Time) on May 27, 2009, the day before the Annual Meeting.

•
Vote by Internet — If you have Internet access, you may vote from any location in the world 24 hours a day, 7 days a week, at the Web site that appears on your proxy card or voting instruction form. Have your proxy card or voting instruction form in hand when you access the Web site and follow the instructions.

•
Vote by Telephone — If you live in the United States, you may use any touch-tone telephone to vote toll-free 24 hours a day, 7 days a week. Have your proxy card or voting instruction form in hand when you call.

•
Vote by Mail — You may do this by signing and mailing your proxy card or, for shares held in street name, the voting instruction form included by your broker or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Please return your proxy card or voting instruction form in the postage-paid envelope provided so that it is received by May 26, 2009.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. A representative of American Stock Transfer & Trust Co., our transfer agent, will tabulate the votes and act as the inspector of election.

Changing Your Vote
You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy (or revoking your proxy) or by voting in person at the Annual Meeting. For shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Householding
SEC rules now allow the Company to deliver a single copy of our Proxy Statement and Annual Report on Form 10-K to two or more registered stockholders residing at the same address if we believe the stockholders are members of the same family. This practice, known as “householding,” is designed to eliminate your receipt of duplicate mailings and to reduce our printing and postage costs. Accordingly, your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting us at the following address: TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, Attention: Investor Relations, or by telephone at (212) 321-5000.
If your shares are held in street name, meaning through bank or brokerage accounts, you may have received a householding notice from your bank or broker. Stockholders who did not respond that they do not want to participate in householding are deemed to have consented to it, and only one copy of the proxy materials is being sent to them. Each stockholder will continue to receive a separate voting instruction form. Stockholders wishing to change this election with their bank or broker may contact their bank or broker directly, or contact Householding Elections by calling 1-800-542-1061, and be prepared to provide their name, the name of the brokerage firms or banks where their shares are held, and their account numbers. The revocation of a consent to householding will be effective 30 days following its receipt.

Lists of Stockholders
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:30 a.m. and 4:30 p.m. (Eastern Time) at our principal executive offices at 14 Wall Street, 15th Floor, New York, NY 10005, by contacting the Secretary of the Company at least 24 hours in advance.

Costs of Proxy Solicitation
All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, facsimile, email, telephone or in person, without additional compensation. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding proxy solicitation materials to the beneficial owners of common stock.

PROPOSAL 1
ELECTION OF DIRECTORS
In accordance with our Certificate of Incorporation, our Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, which are as equal in number as practicable. Members of each class hold office for staggered three-year terms. In addition, one director may be elected by the holders of Series B Preferred Stock on an annual basis, at their discretion, pursuant to the Certificate of Designation for the Series B Preferred Stock and the agreements related to the investment by Technology Crossover Ventures (“TCV”) in the Company. However, such board member is not a member of a class of directors. At each annual meeting of our stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified.
The names of the nominees and current directors, their ages as of the date of the Annual Meeting, and certain other information about them are set forth below.

Nominees for Director

James J. Cramer, Martin Peretz and Derek Irwin have each been nominated for election at the Annual Meeting as Class I directors to serve as a director for a three-year term expiring at our Annual Meeting of Stockholders in 2012, or until their respective successors have been duly elected and qualified. Each of these nominees has consented to being named in this Proxy Statement as a nominee of the Board of Directors and to serve if elected. It is intended that the persons named in the proxy will vote for the election of each of these nominees. In case any of these nominees should become unavailable for election to the Board of Directors prior to the Annual Meeting for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

James J. Cramer, age 54. Mr. Cramer is a co-founder of the Company and has served as a director since May 1998.  He was appointed Chairman of the Board in October 2008. In addition, Mr. Cramer has served as markets commentator and as advisor to the Company’s chief executive officer since his retirement from Cramer, Berkowitz & Co., a hedge fund, at the end of 2000. Mr. Cramer served as co-host of the “Kudlow & Cramer” program on the CNBC television network from 2003 through December 2004 and currently hosts the “Mad Money” program and appears frequently on CNBC business news programs. From June 1996 to December 1998, he served as co-chairman of the Company. He has been a columnist and contributor to the Company’s publications since its formation in 1996 and has been an employee of the Company since 2001.

Martin Peretz, age 70. Dr. Peretz is a co-founder of the Company and has served as a director since May 1998. He served as co-chairman of the Company from June 1996 to December 1998. Since 1974, Dr. Peretz has served as the editor-in-chief of The New Republic magazine and was its chairman from 1974 through 2001. He was a member of the faculty of Harvard University from 1966 through 2002.  Dr. Peretz also serves as a director of 11 mutual funds managed by the Dreyfus-Mellon Bank Group.

Derek Irwin, age 44.  Derek Irwin has served as a director of the Company since November 2007 and is the Senior Vice President, Finance for the Global Media Client Services division of The Nielsen Company. Mr. Irwin assumed this position in 2009. Prior to his current role, he was the Senior Vice President, Finance for the Business Media division of The Nielsen Company. Prior to joining Nielsen in 2005, he served in senior level financial positions at Ziff Davis Holdings, Monster Worldwide Inc., and Major League Baseball.  Mr. Irwin started his career at Ernst & Young LLP.  He also serves on the board of Pinpoint Recovery Solutions.

The Board of Directors recommends that stockholders vote FOR each named nominee.

Current Directors
The current Class II directors of the Company, who are not standing for re-election at the Annual Meeting and whose terms will expire at our Annual Meeting of Stockholders in 2010, are as follows:

Daryl Otte, age 47. Mr. Otte has served as a director of the Company since June 2001 and was appointed interim Chief Executive Officer of the Company in March 2009.  He is a former member of the Company's Audit Committee. Mr. Otte is a founding partner of Montefiore Partners, a venture capital investment fund management firm. Prior to founding Montefiore Partners in 2000, Mr. Otte was senior vice president and member of the executive committee of Ziff-Davis, Inc., a leading media company. During his service at Ziff-Davis from 1995 through 2000, Mr. Otte initiated and managed acquisition and development projects and venture investments, including some of the early commercialization efforts of the Internet.

William R. Gruver, age 64. Mr. Gruver, has served as a director of the Company since October 2003 and previously spent 20 years at Goldman, Sachs & Co., where he was a general partner and served as Chief Administrative Officer of the equities division until his retirement from the firm in 1992. Still active in finance and business, he sits on the board of several private companies and charities, works as an international strategic consultant for financial firms in the U.S., the U.K., Italy and Switzerland, and is also a national arbitrator of the Financial Industry Regulatory Authority (“FINRA”). Mr. Gruver currently serves as the Distinguished Clinical Professor of Management at Bucknell University.

The current Class III director of the Company, who is not standing for re-election at the Annual Meeting and whose term will expire at our Annual Meeting of Stockholders in 2011, is as follows:

Jeffrey A. Sonnenfeld, age 55. Dr. Sonnenfeld has served as a director of the Company since January 2003. In April 2005, Dr. Sonnenfeld was appointed the senior associate dean for executive programs at Yale University’s School of Management and the Lester Crown Professor of Management Practice. He had previously served as associate dean for the School of Management since 2001. From 1998, when he founded the Chief Executive Leadership Institute in Atlanta, Georgia, through the Institute’s 2001 acquisition by Yale, he served as the Institute’s president and chief executive officer. From 1988 to 1998, he was a professor at the Goizueta Business School of Emory University. Prior to this, he spent ten years as a professor at the Harvard Business School.

Designee of the Series B Preferred Stockholder
One of our directors is elected by the holders of our Series B Preferred Stock, being TCV, on an annual basis, at their discretion, pursuant to the agreements related to their investment in the Company. On January 8, 2009, Jay Hoag resigned as a director of TheStreet.com, Inc.  Mr. Hoag had served as the director designee of our Series B Preferred Stockholders. TCV has not elected a successor to fill the vacancy.

Executive Officers
The following sets forth certain information regarding executive officers of the Company, including their ages as of the date of the Annual Meeting. Information pertaining to Mr. Otte, who is both a director and our interim Chief Executive Officer may be found in the section entitled “Current Directors.”

Eric Ashman, age 41, Chief Financial Officer. Mr. Ashman joined the Company in May 2006 from Text 100 Public Relations, an international technology public relations agency, where he served in various roles beginning as the North American finance manager in 1997 and finally as the Chief Financial Officer and Chief Operating Officer. Prior to his tenure at Text 100 Public Relations, Mr. Ashman founded an information management consulting venture, and worked in the areas of tax and audit at both Canby, Maloney & Company and Kenneth Leventhal & Company.

David Morrow, age 48, Editor-in-Chief. Mr. Morrow joined the Company in July 2001 and was appointed an executive officer in January 2007. Previously, he served as articles editor at SmartMoney magazine since early 2000, where he assisted in directing the magazine's consumer and investment coverage. He was employed at The New York Times from 1996 through 2000, covering personal finance, aviation and the pharmaceuticals industry.

Teresa Santos, age 34, General Counsel and Secretary. Ms. Santos joined the Company in April 2006 as Associate General Counsel. She was appointed General Counsel and Secretary of the Corporation in October 2007. Prior to joining the Company, Ms. Santos was an attorney practicing with the international law firm of ReedSmith LLP. She has extensive experience in both corporate and large law firm environments, having worked in both private and public companies such as ETTE, Inc., Gordon Brothers Group, and Haemonetics Corporation.

CORPORATE GOVERNANCE AND RELATED MATTERS
General

The following discussion summarizes corporate governance matters relating to the Company, including director independence, Board and Committee structure, function and composition, and other governance charters, policies and procedures. For information on the Company’s corporate governance, including the text of the Company’s Certificate of Incorporation and Bylaws, the charters approved by the Board for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and the Company’s Code of Business Conduct and Ethics, please visit the investor relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Independence of Directors

The Board of Directors has determined that four of its six members are independent under the independence standards of listing requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”). Under these standards, a director is not independent if he has certain specified relationships with the Company or any other relationship which in the opinion of the Board would interfere with his exercise of independent judgment as a director. The independent directors are: Mr. Gruver, Mr. Irwin, Dr. Peretz, and Dr. Sonnenfeld.

Board of Directors and Committees

The Board is responsible for directing and overseeing the business and affairs of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term shareholder value. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters that in accordance with good corporate governance require Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings.

The Board met twelve times during fiscal 2008. During fiscal 2008, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 2008 are set forth below.

Audit Committee.  The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company including ensuring the integrity of the Company’s financial statements. The Audit Committee oversees the Company’s internal accounting and financial reporting procedures and reviews the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm, to approve their fees and to evaluate their performance. The Company’s chief executive officer does not attend Audit Committee meetings unless requested by the Committee. In fiscal 2008, the Audit Committee consisted of Mr. Irwin, Mr. Gruver and Mr. Otte. Mr. Otte previously served as Chairman of the Audit Committee until November 2007, when he was replaced by Mr. Irwin. Mr. Otte no longer serves as a member of the Audit Committee since his appointment as interim Chief Executive Officer. In April 2009, Mr. Sonnenfeld, a current independent director, was appointed by the Board to serve on the Audit Committee filling the vacancy left by Mr. Otte.  All of the current members of the Audit Committee satisfy Nasdaq and SEC independence requirements, as well as Nasdaq rules for financial literacy. In addition, the Board has determined that Mr. Irwin, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. The Audit Committee met 19 times during fiscal 2008. The Audit Committee operates under a written charter adopted by the Board available on the Company’s website at http://www.thestreet.com/investor-relations/ index.html under “Corporate Governance.”

Compensation Committee.  The Compensation Committee makes the final determinations concerning the base salary and incentive compensation of senior level employees and certain other individuals compensated by the Company, as well as awards granted to all employees, consultants and other individuals under the Company’s incentive compensation plans. In fiscal 2008, the Compensation Committee consisted of Mr. Gruver, who serves as chairman, and Mr. Cunningham, both of whom were appointed in April 2006. Mr. Cunningham who resigned on October 21, 2008 was replaced by Mr. Irwin on October 24, 2008. All of the current and former members of the Compensation Committee are independent under Nasdaq corporate governance listing standards. The Compensation Committee met 32 times during fiscal 2008. The Compensation Committee operates under a written charter adopted by the Board available on the Company’s website at http://www.thestreet.com/ investor-relations/index.html, under “Corporate Governance.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (i) identifies and evaluates potential director candidates, (ii) recommends candidates for appointment or election to the Board, and (iii) advises the Board on matters of corporate governance. The Nominating and Corporate Governance Committee consists of Mr. Sonnenfeld, who serves as chairman, and Mr. Peretz. All of the members of the Nominating and Corporate Governance Committee are independent under Nasdaq corporate governance listing standards. The Nominating and Corporate Governance Committee met once during fiscal 2008. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board available on the Company’s website at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Director Nominations
The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members, by stockholders and by management. From time to time, the Committee may also engage third party search firms to assist it in identifying director candidates.
In evaluating director candidates for purposes of recommending nominees to the Board, the Nominating and Corporate Governance Committee will consider (among other factors the Committee may deem relevant) the candidate’s: (i) personal and professional ethics and integrity; (ii) business and professional experience in fields relevant to the Company’s business (including whether that experience complements the expertise and experience of the other directors); (iii) commitment to representing the interests of all stockholders of the Company; (iv) ability to devote sufficient time to Board activities; and (v) status under applicable independence requirements.
To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information: (i) name, address and biography of the candidate; (ii) statement from the candidate indicating his or her willingness to serve if elected; (iii) statement from the recommending stockholder indicating the particular skills or expertise the candidate would bring to the Board; (iv) name, address and phone number of the stockholder submitting the recommendation; (v) number of shares of the Company’s stock owned by the stockholder submitting the recommendation and the length of time such shares have been held; (vi) description of all relationships or arrangements between the stockholder and the proposed candidate; and (vii) any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement in the event the proposed candidate were to be nominated as a director.
Such submissions should be sent to the Company’s Nominating and Corporate Governance Committee, c/o the Secretary, at the Company’s principal executive offices. In order for a candidate to be considered for any annual meeting of stockholders, the submission must be received no later than the December 1st preceding such annual meeting.
The Nominating and Governance Committee will evaluate each potential candidate using publicly available information, biographical and other information obtained from the candidate (or the submitting stockholder), and may seek additional information from the potential candidate, the submitting stockholder, and/or other sources. The Committee and other members of the Board may hold interviews with selected candidates and contact the candidate’s references and/or other sources of first-hand information about the candidate. Individuals recommended by stockholders will be considered under the same criteria as candidates recommended by other sources. However, the Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. In evaluating current director candidates for re-election to the Board, the Committee may also take into consideration the director’s record of attendance at Board and committee meetings.

Stockholder Communications with the Board of Directors
The Board of Directors has adopted the following policy concerning stockholder communications: Any stockholder wishing to contact the Board of Directors, any committee of the Board, or any individual director regarding bona fide issues or questions about the Company may do so by sending an email to boardcommunications@thestreet.com or a written communication to the Board of Directors or the appropriate committee or director c/o the Secretary at the following address: TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005.
The Secretary will review all such correspondence and forward it (or a summary) to the appropriate parties. Where the Secretary deems it appropriate, such forwarding will take place on an expedited basis. Communications raising concerns relating to the Company’s accounting, internal controls, or audit matters will immediately be brought to the attention of the chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee for such matters.
The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, Board members are encouraged to attend the Annual Meeting of Stockholders. Five of the nine members of the Board of Directors at the time of the Annual Meeting in 2008 attended in 2008.

Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available in the investor relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.” The code was last amended in January 2005. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Related Person Transaction Policy and Procedures
Pursuant to the rules of Nasdaq, the Audit Committee reviews and approves or ratifies any transaction or series of transactions involving more than $20,000 in which the Company was, is or will be a participant, and in which any related person had, has or will have, a direct or indirect interest. For purposes of this policy, the term “related person” has the meaning contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee is required to consider the facts and circumstances of the transaction, including, without limitation, the following:

(1)	the related person’s relationship to the Company and interest in the proposed transaction;

(2)	the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

(3)	the benefits to the Company of the proposed transaction;

(4)	the impact on a director’s independence;

(5)	the availability of other sources for comparable products or services;

(6)	whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and

(7)	any other matters the Audit Committee deems appropriate.
In addition, the policy requires Audit Committee review and approval of all proposed contributions by the Company to any charitable or non-profit organization for which a related person serves as a trustee, officer or other principal. In the event the Company becomes aware of a related person transaction that was not reviewed and approved in advance, then the transaction will be submitted to the Audit Committee for evaluation as above, and (i) if the transaction is pending or ongoing, the Committee will determine the appropriate course of action, including ratification, amendment or termination, and (ii) if the transaction is completed, the Committee will determine if rescission and/or disciplinary action is appropriate, and will request that the General Counsel evaluate the Company’s controls and procedures to ascertain why the transaction was not properly submitted for prior approval and whether changes to the policy and procedures are recommended. No Audit Committee member may participate in any review, consideration or approval of any transaction with respect to which such member, or any of his or her immediate family members, is a related person.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Mr. Gruver and Mr. Irwin. Mr. Cunningham served as a member of the Compensation Committee for a portion of fiscal 2008. Each of them is independent, and none of them are employees or former employees of the Company. During fiscal 2008, none of the Company’s executive officers served on the compensation committee (or equivalent), or the board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Compensation of Directors
During fiscal 2008, the Company provided the following total compensation to our directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
James J. Cramer(5)	—	—	—	—	—	—	—

Jeffrey Cunningham	44,800	—	—	—	—	377	45,177

William Gruver(6)	77,550	60,002	—	—	—	377	137,929

Jay Hoag	37,650	60,002	—	—	—	—	97,652

Derek Irwin(7)	75,550	60,002	—	—	—	—	135,552

Daryl Otte	50,600	60,002	—	—	—	377	110,979

Martin Peretz	40,500	60,002	—	—	—	377	100,879

Jeffrey Sonnenfeld(8)	45,050	60,002	—	—	—	377	105,429

(1)	The compensation paid to Mr. Clarke is reported in the Summary Compensation Table. He received no additional compensation for service as a director.
(2)
This column represents the dollar amount we recognized for financial statement reporting purposes with respect to fiscal 2008 for restricted stock units (“RSUs”) as determined in accordance with SFAS No. 123R. The grant date fair value for each RSU was $3.33 for each of our non-employee directors. Each of the non-employee directors held 3,769 unvested RSUs as of December 31, 2008, all of which vested on January 2, 2009.

(3)	Mr. Gruver held 25,000 unexercised options and Mr. Peretz held 25,000 unexercised options as of December 31, 2008. No other non-employee directors held unexercised options as of December 31, 2008.
(4)	Consists of dividends accrued on RSUs held by such Directors in fiscal 2008.
(5)
Mr. Cramer is the chairman of the board and an employee but not an executive officer of the Company. His compensation for his services as an employee is described in this Proxy Statement under “Transactions with Related Persons.” In addition to compensation for his services described under “Transactions with Related Persons,” Mr. Cramer also receives compensation for his services as Chairman of the Board. On January 2, 2009 Mr. Cramer received a one-time grant of 100,000 Restricted Stock Units (“RSUs”) as consideration for his assumption of the Chairmanship duties on October 24, 2008.  This January 2, 1009 award vested immediately upon the grant date but will be delivered on January 2, 2010.    Additionally, Mr. Cramer receives a grant of RSUs equal to $100,000 annually as compensation for his services as Chairman of the Board.

(6)	Includes fee of $15,000 for duties associated with chairing the Compensation Committee.

(7)	Includes fee of $20,000 for duties associated with chairing the Audit Committee.

(8)	Includes fee of $5,000 for duties associated with chairing the Nominating and Corporate Governance Committee.

The compensation set forth in the preceding table was based on the following schedule of fees for 2008 compensation of directors:

•
Annual Retainer.  Each non-employee director receives an annual retainer in the amount of $30,000 for service on the Company’s Board of Directors. The retainer is payable in arrears in equal quarterly installments (on March 31st, June 30th, September 30th, and December 31st) and prorated as necessary to reflect service commencement or termination during the quarter.

•
Equity Grant.  Each non-executive  director receives an annual grant of restricted stock units (“RSUs”) awarded under an equity compensation plan approved by the Company’s shareholders. The RSUs are awarded on the first business day of each year and valued at $100,000 for a non-executive Chairman and $60,000 for all non-employee other directors based upon the closing price of the Company’s common stock on the Nasdaq Stock Market on December 31st of the previous year. The RSUs vest on the first anniversary of the date of grant. Vesting of the RSUs will automatically accelerate upon the occurrence of a change of control of the Company.[1]

•	Meeting Fees. Each non-employee director is entitled to receive the following fees for participating in meetings of the Company’s Board and committees:

•	$1,500 for attending each Board meeting in person;

•	$450 for attending each committee meeting in person, for committee meetings that take place on the same day as Board meetings;

•	$700 for attending each committee meeting in person (other than committee meetings that take place on the same day as Board meetings);

•	$450 for participating in each Board or committee conference call, or participating by telephone in an otherwise in-person Board or committee meeting.

•
Chairmanship Fees.  In addition to the fees set forth above, the chairman of the each committee receives the following additional annual fees (payable quarterly in arrears), to compensate him or her for the additional responsibilities and duties of the position:

•	Audit – $20,000

•	Compensation – $15,000

•	Nominating and Corporate Governance – $5,000

Non-employee directors are reimbursed for the expenses they incur in connection with attending Board and committee meetings. See “Transactions with Related Persons” for a discussion of certain agreements between the Company and James J. Cramer, in his capacity as an employee of the Company.

Stock Ownership of Directors
In connection with the approval of the non-employee director compensation policy, the Board also adopted new guidelines for stock ownership by directors effective January 1, 2007. Pursuant to the new guidelines, each director is expected to beneficially own shares of the Company’s common stock (excluding shares underlying unexercised stock options) equal to at least $180,000 in value. Each current director is expected to be in compliance with the guideline by January 1, 2011. Each new director is expected to be in compliance with this guideline by the later of January 1, 2011 or the fourth anniversary of the date of his or her appointment as a director. The Board recognizes that exceptions to this guideline may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate in the interests of the Company’s stockholders.

1 On February 27, 2009 the Board approved an amended Director Compensation Policy in which it designated the first business day of the year as the sole date for determining both the number of shares granted and the actual grant date.  The Committee determined that this approach is consistent with best practices and the manner in which executive grants at the Company are awarded.  The new policy will be effective with the January 2010 director grants.

EXECUTIVE COMPENSATION

2008 Compensation Discussion and Analysis
The Compensation Committee (the “Committee”) sets the base salary and incentive compensation of the Company’s executive officers, and is responsible for the administration of the Company’s 2007 Performance Incentive Plan.

Compensation Philosophy and Objectives
It is the philosophy of the Compensation Committee of the Board of Directors of the Company to enhance shareholders’ long term interests by (i) motivating executive officers to achieve the highest levels of performance; (ii) recruiting and retaining talented employees; (iii) competing with rapidly growing, respected public companies in businesses similar to ours within clear and rational guidelines; and (iv) creating a compensation environment driven by accountability.
We believe that our long-term success in our industry is dependent upon financial viability. Our compensation programs are therefore designed to reward executives for performance in support of that goal.  In 2008, the Compensation Committee viewed both revenue and net income as equally important metrics. We believe that compensation incentives based upon these measures create long-term shareholder value by creating accountability and aligning compensation of executives with shareholder value.

Elements of Compensation and Linkage to Objectives
Elements of Compensation
Total compensation for our executive officers is primarily composed of the following elements: (1) Base salary, (2) a Bonus comprised of: (i) Short-term cash incentive (“STI”), and (ii) Long-term cash incentive (“LTI”), and (3) long-term equity awards. Both the long-term and short-term incentives are subject to continued employment and other terms.

Determination of Compensation
The determinations of the Compensation Committee regarding the appropriate form and level of executive compensation are ultimately judgments based on the Committee's assessment of the performance of the Company against its financial and strategic goals, the level of responsibility and individual performance of each executive officer, and executive compensation at comparable companies. At the request of the Committee, the chief executive officer makes compensation recommendations for the Company’s senior managers (including the named executive officers) other than himself. He also provides to the Committee his evaluations of each manager’s performance. The Committee discusses the recommendations with the chief executive officer and amongst its members. Additionally, the Committee conducts a review of the chief executive officer’s performance with the Company’s Board of Directors. The Committee makes the final decisions on the compensation of all named executive officers.
In 2007 the Committee created a new, overall incentive compensation plan which was adopted by the Board and approved by shareholders at the Company’s annual meeting in 2007. The 2007 Performance Incentive Plan (the “2007 Plan”) was intended to replace the Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”) as it was apparent to the Committee that the 1998 Plan could not long remain a viable vehicle for long-term compensation due to the low number of shares remaining available for awards and the need to update the plan to best comply with governing technical rules. In that connection, the Committee retained a compensation consultant, Ross Zimmerman, who at the time was employed at Hewitt Associates LLP but subsequently left Hewitt, together with several other consultants, to form Exequity LLP (the “Consultant”). In 2008, the Consultant was engaged to (i) perform an assessment of our executive compensation programs as compared to an updated peer group of companies, and (ii) assist the Committee in the design of our annual incentive bonus program for 2008. The Consultant does not perform any services for the Company other than the executive compensation peer assessment and consulting services described herein.  All decisions regarding the engagement of the Consultant were made by the Committee. The Consultant conducted a review of our executive compensation against a peer group comprised of companies of various sizes with a variety of business models, although nearly all provide Internet-related content services. The review compared each element of our executive compensation to peer group pay, using an average of amounts paid over a three-year period to account for uneven pay practices among the peer companies. The peer group consisted of companies deemed by the Consultant and the Committee to be roughly comparable to the Company: CNET Networks, Inc., Google Inc., The Knot, Inc., PlanetOut, Inc., Monster Worldwide, Inc., Morningstar, Inc., Move Inc., Bankrate, Inc., Valueclick, Inc., WebMD Health Corp., and Yahoo!, Inc. These companies, in terms of their operations and business models, are also representative of companies that compete for the same types of executive talent as does the Company.

Base Salary
Base salary is the basic element of direct cash compensation, designed to attract and motivate highly qualified executives. Accordingly, in setting base salary, the Compensation Committee intends to be competitive with other publicly traded companies in our industry of providing Internet-related content services (with the understanding, as described above, that such comparisons are imperfect). The Committee also considers the level of responsibility of the position and the level of experience of the executive. Additionally, in some circumstances, it is necessary to set compensation at levels that differ from median market levels, due to recruitment or retention considerations, to recognize roles that vary in responsibility from standard market positions, or to reward individual performance.
For 2008, with respect to executive officers other than Mr. Clarke, our chief executive officer, the Compensation Committee sought to accomplish the above goals by using the 50th percentile of the peer group as a guide while also exercising discretion with regard to individual performance with regard to base salary increases. Accordingly, the salary for our Chief Financial Officer, Eric Ashman, was raised 4.15% to $276,000; the salary for our Chief Revenue Officer, Steven Elkes was raised 4% to $312,000; the salary for our editor-in-chief, David Morrow, was raised 4.26% to $245,000; and the salary for our General Counsel & Secretary, Teresa Santos, was raised 5% to $210,000. Mr. Clarke’s base salary for 2008 remained unchanged in 2008 because the Compensation Committee intended Mr. Clarke’s contractual salary to be an evergreen base salary subject only to discretionary increases. Evaluation of other CEO salary benchmarks by the Compensation Committee demonstrated to the Committee’s satisfaction that Mr. Clarke’s contractually set salary was within the appropriate level among the benchmarks.

Bonus
(i) Short Term Cash Incentive
The short term cash incentive of our executive compensation program is designed to provide a direct method of motivating executives to the achievement of corporate performance goals, and therefore links the payment of cash bonuses to annual financial performance measures that are deemed by our Board and Compensation Committee to be critical to our long-term success. Generally, the short-term, annual incentive element of our executive compensation has tended to be a larger portion of total compensation than among our peer companies, while the long-term, equity incentive portion has tended to be smaller. This is due to the following factors: (i) short-term, direct compensation has been viewed by the Board and the Committee as the most effective spur to our reaching profitability on a sustainable basis, (ii) the Internet industry is notable for its high volatility and rapid pace of change, which make annual incentives more appropriate and (iii) the Committee’s desire to reduce the potential dilution to shareholders resulting from excessive reliance on long-term equity compensation.

In 2008, the short-term cash incentive was based 50% on achievement of a revenue target and 50% on achievement of a net income target subject to the Committee’s discretion regarding revenue mix. Potential payout with respect to each measure ranges from 50% of the bonus opportunity for that measure for achievement of 80% of target performance to 200% of the bonus opportunity for achievement of 120% or more of target performance. The target bonus opportunity was 75% of salary for the Chief Executive Officer, 65% of salary for the Chief Financial Officer, 65% of salary for the Chief Revenue Officer,  50% of salary for the Editor-in-Chief, and 35% of salary for the General Counsel & Secretary. However, the Committee has discretion to pay less than these amounts if in its judgment the bonus should be reduced. The short-term incentive is paid as soon as practicable after the end of the fiscal year.

The Board and the Committee viewed revenue growth and fiscal discipline to be of paramount importance for 2008. Accordingly, the objective criteria used to measure financial performance in 2008 were net revenue and net income, each of which was equally weighted. The Committee derived the specific targets from our internal operating plan, as previously approved by the Board. The revenue target for the 2008 STI was $90.0 million, representing 37.4% growth from 2007 net revenue of $65.5 million. The adjusted net income target for the 2008 STI was $21.6 million, representing 16.1% growth from 2007 adjusted net income of $18.6 million. The targeted performance levels and payout percentages for the 2008 STI were as follows:

Actual Revenue/Net Income (As a % of Target)	Short-term Cash Incentive
Below 80%	0%

Between 80% and 99% of Target	A straight line sliding scale from 50% of the Target Bonus at 80% of targeted performance, up to 97.5% of Target Bonus at 99% of targeted performance

100% (Target)	100%

101% – 120% of Target	A straight line sliding scale from 105% of the Target Bonus at 101% of targeted performance, up to 200% of Target Bonus at 120% of targeted performance

121% and above	200%

The Company’s financial performance for 2008 reflected actual net revenue of $71.9million (80% of the targeted level) and net income of $7.1 million (32.9% of the targeted level). In determining the appropriate amounts to authorize as payment of STI, the Compensation Committee reviewed the performance goals established for 2008 performance as against both the specified goals and other important financial and operating metrics, particularly the failure to meet profit expectations for 2008. As a result, the Committee determined to use its authority under the 2007 Plan to exercise its subjective discretion to reduce potential payouts. The Committee determined that overall Company performance in 2008 was insufficient to merit bonus payouts to participants under the Plan and exercised its discretion to reduce the short-term incentive payouts to zero.

(ii) Long Term Cash Incentive
The long-term cash incentive opportunity for the Company’s most senior executives is based upon the performance of the Company’s stock as compared to a group of peer companies selected by the Committee. Earned values under these “phantom equity” awards are typically paid out to the participants in cash over a three-year period.  .
The long-term cash incentive, as it was in 2007, is based on a comparison of the Company’s Enterprise Multiple as compared to a peer group, on a sliding scale calculated within a range whose target is benchmarked at the Company’s performance against the peer group in 2008. The formula for calculating Enterprise Multiple is as follows:

Enterprise Value

EBITDA (as defined)

The formula for calculating Enterprise Value is calculated as follows:
Market Capitalization + (Total Debt - Cash and Cash Equivalents)

EBITDA, or Earnings before Interest, Taxes, Depreciation and Amortization, is adjusted by excluding all of the following events that occur during the performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to a deferred tax asset valuation allowance, (vii) acquisitions or divestitures, and (viii) foreign exchange gains and losses. If any company in the peer group is acquired or delisted during the year, that company will be excluded from the peer group for the full year in calculating the amount of the long term cash incentive.

To ensure consistency with the application of this provision, EBITDA is calculated as Operating Income, before Depreciation and Amortization, as reported from Thomson Financial, and then adjusted as outlined above. For purposes of calculating the Enterprise Multiple, the previous four reported quarters will be used to calculate a trailing 12 months EBITDA.
The Compensation Committee determined that this Enterprise Value calculation best aligned management with long-term shareholder interests.
The Company’s performance relative to the Peer Group median Enterprise Multiple is compared against the benchmark, and the long-term cash incentive award payout percentages for the 2008 LTI were as follows:

	Performance	% of LT
2008 % of Peer	Against 2007	Bonus
Group Median	Benchmark	Earned

50%	42%	0%
59%	50%	50%
89%	75%	75%
118%	100%	100%
148%	125%	125%
178%	151%	150%
207%	175%	150%

The amount of long-term cash incentive earned is determined following the end of the 2008 plan year and converted into phantom shares of the Company which are credited to a bookkeeping account. The accounts are credited with dividend equivalents, which are converted into additional phantom shares. On December 31, 2009 (provided the executive is still employed by the Company), one-third of any awarded phantom shares would vest, and the value thereof would be distributed to the executive in cash within 60 days. On December 31, 2010 (provided the executive is still employed by the Company), one-half of the remaining phantom shares would vest, and the value thereof would be distributed to the executive in cash within 60 days. Finally, on December 31, 2011 (provided the executive is still employed by the Company), the remaining phantom shares would vest, and the value thereof would be distributed to the executive in cash within 60 days.
In 2008 the long-term cash incentive resulted in crediting of the following number of phantom shares under the Plan: Mr. Clarke was granted 14,241 phantom shares for his service in 2008, Mr. Ashman was granted 7,977 phantom shares for his service in 2008 and  Mr. Morrow was granted 5,442phantom shares for his service in 2008. Phantom shares will earn dividend equivalents and account for the change in stock value.

Long-Term Equity Incentives
Additional long-term incentives are provided by equity awards under the 2007 Plan. The plan authorizes the Compensation Committee to grant a variety of types of equity awards, including stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”). Long term equity awards enable our executive officers to maintain an equity interest in the Company, which aligns their financial interests with those of our shareholders.

Generally, to encourage executives to remain employed by the Company, stock options have vested and become exercisable in equal portions over the first three anniversaries of the grant date and expire on the fifth anniversary of the grant date. RSUs vest and automatically convert to common stock in equal portions over the first three anniversaries of the grant date. In determining long-term incentive awards, the Committee particularly considers longer-range strategic and financial objectives of the Company as a basis for long term incentive grants. In determining equity awards to executives in 2008, the Committee considered: the Company’s performance in 2008, the Company’s expected performance in 2009, the personal performance and contributions of the Company’s top executives, the effectiveness of incentive awards granted in prior years, the available share pool for grants to employees, the Company’s financial position, and competitive pressures for executive talent, among other factors. On February 14, 2008, Mr. Clarke was granted 21,036 RSUs. This award was above the median level of the peer group as a result of the Board and the Committee’s recognition, in connection with the renewal of his employment agreement as discussed under “Employment Agreements,” below, that Mr. Clarke’s stewardship of the Company and his role in the Company’s growth and achievement merited higher long-term equity compensation. The award vests in three equal installments on each of the first three anniversaries of the grant date. In addition, on February 14, 2008, the Committee granted Mr. Ashman 12,178 RSUs, Mr. Morrow 9,665 RSUs, Mr. Elkes 17,500 RSUs, and granted Ms. Santos 7,500 RSUs.  Each of these awards vest in equal installments on the first three anniversaries of the date of grant.

Other Compensation
Our use of perquisites as an element of compensation is extremely limited. Currently, our executives are eligible to participate in Company-wide plans and programs such as the 401(k) plan (including Company match), group medical and dental, vision, long- and short-term disability, and health care and dependent care spending accounts, in accordance with the terms of the programs.

Impact of Tax and Accounting Treatment on Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of certain compensation paid to certain executive officers to $1.0 million per officer in any one year. However, performance-based compensation can be excluded from this limitation so long as it meets certain requirements. Cash and equity awards granted under the 2007 Plan may, but need not be, structured so as to qualify as performance based compensation under Section 162(m). In general, the Company’s long-term and short-term cash incentives granted in 2008 were intended to qualify as performance based. Stock options are generally intended to qualify, but RSUs are not.
Base salary is expensed when earned and is not deductible over $1 million for covered employees. The Committee generally intends for compensation to qualify for full deductibility to the extent possible and advisable under applicable tax and accounting rules. Amounts potentially payable under the 2007 Plan are expensed during the year to the extent payout is deemed to be probable. Stock options and other stock-based awards (such as restricted stock units) are expensed under Financial Accounting Standards No. 123(R), “Accounting for Stock-Based Compensation.”
The employment and RSU award agreements of Mr. Clarke, Mr. Elkes, Mr. Morrow and Mr. Ashman (as well as of James Cramer, who is a Director but is not an executive officer) contain provisions that require remuneration to be delayed in order to avoid the imposition of additional taxes pursuant to Section 409A of the Code.

Severance and Change in Control Arrangements
The Company’s employment agreements with its named executive officers generally provide for severance and for remuneration in the event of a change in control. Our severance and change-in-control programs generally provide levels of benefits that fall below median levels of coverage. We believe our arrangements are appropriate in light of the fact that similar agreements are regularly offered to senior executives and are a key element in a compensation package needed to attract and retain talented executives. Change in control arrangements, in particular, are intended to help ensure the objectivity of executives who would likely be involved in decisions regarding a potential change in control and who are at risk for job loss in such event. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” for a summary of the severance and change in control provisions for our named executive officers.

Equity Granting Practices
Historically, it has been the policy of the Compensation Committee to make annual grants of stock options and other equity-based awards to our executives, members of our senior management team and other employees who make significant contributions to our success. In recent years, these grants have been made shortly following the end of the fiscal year, in order for the Committee to take into account the Company’s actual financial performance for the year. Grants are also made in connection with the hiring of certain prospective employees and occasionally at mid-year, in each case to those employees or prospective employees whom the Committee believes will have the ability to have an impact on the long term performance of our stock and should therefore have the opportunity to participate in its appreciation. For current employees, the grant date is the date the Committee approved the award or a prospective date set by the Committee, and for prospective employees, the grant date is the date they commence employment. Pursuant to the 2007 Plan, options have an exercise price equal to the closing market price of our common stock on the grant date. There is no relationship between the timing of an equity-based award and the Company’s release of material, non-public information. It is the policy of the Company that options may not be repriced without shareholder approval, and this policy has been made a specific feature of the 2007 Plan.

Report of the Compensation Committee
In accordance with the SEC’s disclosure requirements for executive compensation, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has reviewed and discussed with the Company’s management the preceding Compensation Discussion and Analysis. Based on this review and these discussions with the Company’s management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors
William R. Gruver, Chairman
Derek Irwin

Summary Compensation Table
The following table shows the compensation earned or received during 2006, 2007 and 2008 by each of the Company’s named executive officers (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3)(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(1)(7) ($)	All Other Compensation(6) ($)	Total $
Thomas J. Clarke, Jr. (8)	2008	410,000	—	319,468	109,896	—	10,801	1,034,602
Chief Executive Officer	2007	410,000	—	243,347	106,899	218,118	3,141	763,387
	2006	410,000	478,150	115,292	319,806	341,325	21,641	1,686,214
Eric Ashman(9)	2008	276,000	—	75,010	242,012	—	5,060	635,604
Chief Financial Officer	2007	265,000	—	33,012	160,148	124,526	—	458,160
	2006	129,363	100,230	—	78,933	—	2,587	311,113
Steven Elkes(10)	2008	312,000	—	57,891	217,417	—	4,660	608,026
Chief Revenue Officer and	2007	230,682	—	—	118,460	—	—	349,142
Executive Vice President of	2006	—	—	—	—	—	—	—
Mergers and Acquisitions

David J. Morrow(11)	2008	245,000	—	75,375	41,815	—	5,160	495,157
Editor in Chief	2007	235,000	—	41,266	17,899	84,949	383	294,548
	2006	—	—	—	—	—	—	—
Teresa F. Santos(12)	2008	210,000	—	50,034	80,629	—	1,277	490,824
General Counsel and	2007	185,000	—	11,177	7,177	—	1,066	204,420
Secretary	2006	—	—	—	—	—	—	—

(1)
For 2007 and 2008, all short term and long term cash incentive opportunities were granted as performance awards under the 2007 Plan. In each of 2007 and 2008, although certain of the performance goals for the short term incentive were met, the Committee exercised its discretion to reduce the payouts of the short term incentive to zero. Amounts shown in the in the “Non-Equity Incentive Plan” compensation column for 2007 and 2008 reflect long term cash incentives which were earned but will be paid over a three year period subject to continued employment. For 2006, the Company’s annual incentive bonus program for management and other significant employees consisted of two components. The first component, which represented 60% of the bonus opportunity, was based upon the financial performance of the Company and is reported in the column entitled “Non-Equity Incentive Plan Compensation.” The second component, which represented 40% of the bonus opportunity, was discretionary, based on a subjective evaluation of the individual performance of each participant, and is reported in the column entitled “Bonus.” Of the current named executive officers, in 2006 Mr. Clarke was the only recipient of the first component annual incentive bonus program. Because Mr. Ashman’s employment began in July 2006, his entire annual incentive bonus compensation for 2006 was discretionary, although pursuant to his employment agreement, he was guaranteed to receive at least 35% of his annual salary, or $91,000.

(2)
This table does not include the following grants made in January 2009: Mr. Clarke was granted 103,449 RSUs. Mr. Ashman was granted 47,000 RSUs. Mr. Elkes was granted 40,000 RSUs. Mr. Morrow was granted 20,000 RSUs. Ms. Santos was granted 15,000 RSUs.  One-third of these grants will vest on each of the first three anniversaries of the grant date. In addition, Mr. Clarke’s RSU agreement provided that 100% of the then unvested portion of his grant would immediately vest in the event of a Change of Control (as such term is defined in the 2007 Plan) or in the event Mr. Clarke’s employment was terminated by the Company without “Cause” or by Mr. Clarke with “Good Reason” (as such terms are defined in the employment agreement, dated September 17, 2007, as amended, between Mr. Clarke and the Company). All of Mr. Clarke’s RSUs immediately vested upon his separation from the Company in March 2009.  See “Employment Agreements – Thomas J. Clarke, Jr.” for disclosure regarding the terms and conditions of Mr. Clarke’s separation with the Company.  Mr. Elkes’ employment agreement provides that 100% of the then unvested portion of his options will immediately vest in the event of a Change of Control. The RSU agreements of Mr. Ashman, Mr. Morrow, and Ms. Santos provide that, in the event of a Change of Control, 50% of the then unvested portion of the award will immediately vest. See “Potential Payments Upon Termination or Change-in-Control.”

(3)
The amounts in the Stock Awards column reflect the dollar amounts recognized as expense to the Company for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008, in accordance with FAS 123(R). Assumptions made in the calculation of these amounts are included in Note 1 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

(4)
Each RSU award includes the grant of dividend equivalents with respect to such RSU. The Company maintains a bookkeeping account to which it credits, whenever cash dividends are paid on the common stock, an amount equal to the amount of the dividend paid on a share of common stock for each then-outstanding RSU granted. The accumulated dividend equivalents vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash to the holder. The following amounts were credited as dividend equivalents for the named executive officers for RSUs granted in 2007 and 2008: Mr. Clarke: $9,000 and $4,500; Mr. Ashman: $1,200 and $400; Mr. Morrow: $1,500 and $400; Ms. Santos: $500 and $167.  These amounts are not reflected in the Stock Awards column.

(5)
The amounts in the Option Awards column reflect the dollar amounts recognized as expense to the Company for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008, in accordance with FAS 123(R). Values for Mr. Clarke, Mr. Ashman, Mr. Elkes and Mr. Morrow assume no forfeitures, and values for Ms. Santos assume a 10% forfeiture rate.  Assumptions made in the calculation of these amounts are included in Note 1 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

(6)
Amounts in this column consist of the following: Mr. Clarke consists of $4,600 attributable to the Company’s matching of contributions Mr. Clarke made to the 401(k) Plan, $1,641 paid by the Company for a term life insurance policy, $4,500 dividend payment for the vesting of Restricted Stock Units, and $60 paid by the Company for a group life disability insurance policy; for Mr. Ashman consists of $4,600 attributable to the Company’s matching of contributions Mr. Ashman made to the 401(k) Plan, $400 dividend payment for the vesting of Restricted Stock Units, and $60 paid by the Company for a group life disability insurance policy; for Mr. Elkes consists of $4,600 attributable to the Company’s matching of contributions Mr. Elkes made to the 401(k) Plan and $60 paid by the Company for a group life disability insurance policy; for Mr. Morrow consists of $4,600 attributable to the Company’s matching of contributions Mr. Morrow made to the 401(k) Plan, $500 dividend payment for the vesting of Restricted Stock Units, and $60 paid by the Company for a group life disability insurance policy; for Ms. Santos consists of $1,051 attributable to the Company’s matching of contributions Ms. Santos made to the 401(k) Plan, $167 dividend payment for the vesting of Restricted Stock Units, and $60 paid by the Company for a group life disability insurance policy.

(7)
With the exception of the value for Mr. Clarke in 2006 (described above in note 1), this column represents the dollar value of the LTI Phantom shares allocated for service from the named executive officers in 2007 and 2008 based on the closing price of the Company’s common stock on December 31, 2007 and 2008, respectively. In 2008, Mr. Clarke was granted 13,964 phantom shares for his service in 2007, Mr. Ashman was granted 7,822 phantom shares for his service in 2007 and Mr. Morrow was granted 5,336 phantom shares for his service in 2007. Phantom shares will earn dividend equivalents and account for the change in stock value.

(8)	Mr. Clarke was appointed chief executive officer of the Company in November 1999. Mr. Clarke ceased being a director and chief executive officer of the Company in March 2009.

(9)	Mr. Ashman was appointed chief financial officer of the Company in July 2006.

(10)
Mr. Elkes was appointed chief revenue officer and executive vice president, mergers and acquisitions of the Company in March 2007.  Effective March 30, 2009, Mr. Elkes and the Company ended his engagement.

(11)	Mr. Morrow was appointed an executive officer of the Company in January 2007.

(12)	Ms. Santos was appointed general counsel and secretary, and an executive officer of the Company in October 2007.

Employment Agreements
The Company has from time to time entered into employment and severance arrangements with certain of its named executive officers. A summary of some of the material terms of these arrangements is set forth in the following paragraphs. Provisions of the agreements dealing with termination of employment are described under the heading “Potential Payments Upon Termination or Change in Control.”

Thomas J. Clarke, Jr. – Former Chief Executive Officer
In March 2009, Mr. Clarke and the Company entered into a separation agreement and mutual release. Pursuant to such agreement, among other things: (a) Mr. Clarke's employment agreement with the Company dated September 13, 2007 and amended on October 24, 2008 was terminated, except that certain provisions of the employment agreement survive, including those relating to non-competition, non-solicitation, confidentiality and non-disparagement, (b) Mr. Clarke will make himself available to assist and cooperate with the Company in its transition to his successor, (c) Mr. Clarke’s unvested RSUs and LTI Phantom Shares immediately vested and Mr. Clarke received shares of stock on a share-for-unit basis in exchange for Mr. Clarke’s RSUs granted during his employment and received cash payments for phantom shares awarded under the Company’s Performance Incentive Plan during his employment.  Mr. Clarke will also will be paid over the 12 months following the effective date of the agreement, an aggregate amount equal to his most recent annual base salary, payable in accordance with the Company’s normal payroll practices, will be paid accrued salary and vacation time through the effective date, and will be entitled over the 12 months following the effective date to certain medical and insurance benefits equivalent to those most recently provided to him by the Company during his employment, and (d) Mr. Clarke and the Company executed a mutual release in connection with customary matters.

Eric Ashman – Chief Financial Officer
On February 12, 2009, the Company delivered to Eric Ashman, the Company’s Chief Financial Officer, a notice of non-renewal of his employment agreement entered into June 30, 2008.  The notice advises Mr. Ashman that the Company will provide a new document detailing the terms of Mr. Ashman’s continued employment prior to the expiration of his existing employment agreement, which occurs on June 30, 2009.  Mr. Ashman’s employment agreement provides for an annual base salary of $276,000 per year and, for 2008, a cash bonus under the Company’s 2007 Performance Incentive Plan consisting of a short-term incentive and long-term incentive bonus, the target of such short- and long-term incentive bonuses being 65% of annual salary, respectively. No cash bonus was paid to Mr. Ashman for his service in 2008.

Steven Elkes – Former Chief Revenue Officer and Executive Vice President, Mergers and Acquisitions
On March 26, 2007, the Company entered into a two-year employment agreement with Steven Elkes, pursuant to which Mr. Elkes agreed to serve as Chief Revenue Officer and Executive Vice President, Mergers and Acquisitions. The agreement provides for an annual base salary of $300,000 per year and, for 2008, a cash bonus under the Company’s annual incentive bonus plan for management and other significant employees of the Company, with the target of such bonus being 65% of annual salary. Mr. Elkes was also granted options to purchase up to 100,000 shares of the Company’s common stock, which options vest ratably over the first three anniversaries of the grant date. Mr. Elkes’ employment agreement automatically expired on March 26, 2009.  On March 30, 2009 Mr. Elkes’s employment with the Company was terminated.  No cash bonus was paid to Mr. Elkes for his service in 2008 or 2009.

David J. Morrow – Editor-in-Chief
On February 12, 2009, the Company delivered to David Morrow, the Company’s Editor-in-Chief, a notice of non-renewal of his employment agreement with the Company.  The notice advises Mr. Morrow that the Company will provide a new document detailing the terms of Mr. Morrow’s continued employment prior to the expiration of his existing employment agreement, which occurs on August 23, 2009. Mr. Morrow’s employment agreement provides for an annual base salary of $235,000 per year and, for 2007, a cash bonus under the Company’s annual incentive bonus plan. No cash bonus was paid to Mr. Morrow for his service in 2008.

Teresa F. Santos – General Counsel and Secretary
On February 12, 2009, the Company delivered to Teresa Santos, the Company’s General Counsel and Secretary, a notice of non-renewal of her employment agreement entered into May 15, 2008.  The notice advises Ms. Santos that the Company will provide a new document detailing the terms of Ms. Santos’ continued employment prior to the expiration of her existing employment agreement, which occurs on May 14, 2009. Ms. Santos’ employment agreement provides for an annual base salary of $210,000 per year and eligibility to receive additional annual bonus compensation at year end or shortly thereafter, which may be cash and/or equity compensation.  No cash bonus was paid to Ms. Santos for her service in 2008.

Grants of Plan-Based Awards in 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Shares of Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)(2)	Options (#)(3)	Awards ($/Sh)	Awards ($)
Thomas J. Clarke, Jr.	2/14/2008	153,250	307,500	615,000	—	—	—	—
	2/14/2008	—	—	—	21,036	—	—	237,076
	2/14/2008	—	—	—	—	62,851	11.27	247,858
	2/14/2008	—	—	—	—	34,000	12.27	123,580
Eric Ashman	2/14/2008	89,700	179,400	358,800	—	—	—	—
	2/14/2008	—	—	—	12,178	—	—	137,246
	2/14/2008	—	—	—	—	35,207	11.27	138,842
	2/14/2008	—	—	—	—	19,000	12.27	69,059
Steven Elkes	2/14/2008	101,400	202,800	405,600	—	—	—	—
	2/14/2008	—	—	—	17,500	—	—	197,225
	2/14/2008	—	—	—	—	30,451	11.27	120,086
	2/14/2008	—	—	—	—	16,500	12.27	59,973
David Morrow	2/14/2008	61,250	122,500	245,000	—	—	—	—
	2/14/2008	—	—	—	9,664	—	—	108,913
	2/14/2008	—	—	—	—	24,016	11.27	94,709
	2/14/2008	—	—	—	—	13,000	12.27	47,251
Teresa Santos	2/14/2008	—	—	—	7,500	—	—	84,525
	2/14/2008	—	—	—	—	49,453	11.27	195,022

(1)
This represents the potential payouts to the named executive officers under the Company’s 2007 Plan as STI and LTI performance awards for 2008 awards as determined at the time of grant to the extent such executive participates in the Plan. The applicable targets are described in the Compensation Discussion and Analysis and the actual amount paid to each named executive officer under the STI and earned under the LTI is set forth in the Summary Compensation Table. Amounts earned as LTI are credited as phantom shares in cash in three installments.  The first installment was paid in December 2008, with the remaining two installments to be paid in  December  2009 and 2010 subject to continued employment.

(2)
These grants were made under the Company’s 2007 Plan.  One-third of the RSUs granted to Mr. Clarke, Mr. Ashman, Mr. Elkes, Ms. Santos and Mr. Morrow will vest on each of the first three anniversaries of the grant date. Mr. Clarke’s RSU agreement provides that 100% of the then unvested portion will immediately vest in the event of a “Change in Control” (as such term is defined in the 2007 Plan) or in the event Mr. Clarke’s employment is terminated by the Company without “Cause” or by Mr. Clarke with “Good Reason” (as such terms are defined in the Employment Agreement, dated September 13, 2007, as amended, between Mr. Clarke and the Company). See “Employment Agreements – Thomas J. Clarke, Jr.” Mr. Ashman’s, Mr. Elkes’, Mr. Morrow’s and Ms. Santos’ RSU agreements provide that, in the event of a “Change in Control,” 50% of the then unvested portion will immediately vest. Each RSU award includes the grant of dividend equivalents with respect to such RSU. The Company maintains a bookkeeping account to which it credits, whenever cash dividends are paid on the common stock, an amount equal to the amount of the dividend paid on a share of common stock for each then-outstanding RSU granted. The accumulated dividend equivalents vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash at the time a stock certificate evidencing the shares represented by such vested RSU is delivered.

(3)
These grants were made under the Company’s 2007 Plan. The closing sale price of our common stock on February 14, 2008, the date of grant, for all of these stock options was 11.27.  Stock options having an exercise price above this amount are premium options.

Outstanding Equity Awards at 2008 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Thomas J. Clarke, Jr.(2)	2/14/2008	—	34,000	12.27	2/14/2013	—	—
	2/14/2008	—	62,851	11.27	2/14/2013	—	—
	2/14/2008	—	—	—	—	21,036	61,004
	1/19/2007	—	—	—	—	30,000	87,000
	1/13/2006	—	—	—	—	15,000	43,500
	1/3/2005	200,000	—	4.08	1/2/2010	—	—
	1/2/2004	200,000		4.06	1/1/2009	—	—
Eric Ashman	2/14/2008	—	19,000	12.27	2/14/2013	—	—
	2/14/2008	—	35,451	11.27	2/14/2013	—	—
	2/14/2008	—	—	—	—	12,178	35,316
	1/19/2007	—	—	—	—	8,000	23,200
	7/5/2006	66,666	33,334	12.78	7/4/2011	—	—
Steven Elkes	2/14/2008	—	16,500	12.27	2/14/2013	—	—
	2/14/2008	—	30,451	11.27	2/14/2013	—	—
	2/14/2008	—	—	—	—	17,500	50,750
	3/26/2007	33,333	66,667	12.06	3/25/2012	—	—
David Morrow	2/14/2008	—	13,000	12.27	2/14/2013	—	—
	2/14/2008	—	24,016	11.27	2/14/2013	—	—
	2/14/2008	—	—	—	—	9,664	28,026
	1/19/2007	—	—	—	—	10,000	29,000
	1/3/2005	30,000	—	4.08	1/2/2010	—	—
	1/2/2004	30,000		4.06	1/1/2009	—	—
Teresa Santos	2/14/2008	—	49,453	11.27	2/14/2013	—	—
	2/14/2008	—	—	—	—	7,500	21,750
	1/19/2007	—	—	—	—	3,334	9,669
	4/20/2006	2,500	2,500	7.98	4/19/2011	—	—

(1)
Each option grant has the following vesting schedule: one-third of the options vest and become exercisable on each of the first three anniversaries of the grant date. All of the options have a five-year term. Each stock award is a grant of RSUs having the following vesting schedule: one-third of the RSUs vest on each of the first three anniversaries of the grant date.

(2)	Pursuant to a Separation and Release Agreement, in March 2009, all of Mr. Clarke’s outstanding RSUs accelerated to become fully vested and delivered upon his separation from the Company.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Clarke, Jr.	—	—	30,000	394,950
Eric Ashman	—	—	4,000	45,360
Steven Elkes	—	—	—	—
David Morrow	—	—	5,000	56,700
Teresa Santos	—	—	1,666	18,892

Potential Payments Upon Termination or Change in Control

The following summaries describe potential payments payable to our named executive officers upon termination of employment or a change in control. The actual payments to executives are contingent upon many factors as of the time benefits would be paid, including elections by the Company and the executive.

Thomas J. Clarke, Jr., Former Chief Executive Officer

Thomas J. Clarke, Jr. was the Company’s chief executive officer in fiscal 2008. In March 2009, the Company and Mr. Clarke entered into a separation agreement and mutual release. Pursuant to guidance from the Securities and Exchange Commission, the Company is required to disclose potential payments upon termination or change in control as if Mr. Clarke was terminated on December 31, 2008; however, the terms of Mr. Clarke’s actual separation are described above. See “Employment Agreements – Thomas J. Clarke, Jr.”
Pursuant to employment, option and restricted stock unit agreements between the Company and Thomas J. Clarke, Jr., the Company’s chief executive officer, if, on to December 31, 2008, we had terminated Mr. Clarke’s employment other than for “Cause,” or if he resigned for “Good Reason,” then he would have been entitled to receive the following:

•	severance pay of up to 150% of his then current salary, payable in a lump sum;

•	any earned but unpaid annual bonus for the year prior to termination;

•	a pro rata bonus for the year in which such termination or resignation occurs (based upon the average of the bonuses paid for the previous two years);

•	one year of continued health, life and disability insurance benefits; and

•	accelerated vesting of 100% of all then-outstanding unvested equity incentive grants.

Mr. Clarke’s employment agreement in effect as of December 31, 2008 generally defines “Cause” to include willful misconduct or gross negligence, dishonesty or misappropriation of Company funds, properties or other assets, unexcused elongated absence from work, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a crime involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws or failure to attempt to perform his duties or other material breach of his employment agreement which persists for a period of 30 days or more after notice without cure. “Good Reason” is defined to include a material adverse change in Mr. Clarke’s functions, duties, titles, responsibilities or reporting responsibility in his position with the Company, the assignment of duties inconsistent with his position and status as Chief Executive Officer, a reduction in his annual salary during the term of his employment with the Company, failure of the Company to cure a material breach of his employment agreement by the Company, a significant reduction of Mr. Clarke’s duties or responsibilities in connection with a “Change of Control” of the Company (as defined in the Company’s 2007 Plan and as described below) (other than solely by virtue of the Company being acquired and made part of a larger entity), and Mr. Clarke's relocation by the Company to a location more than fifty (50) miles from the Company’s current headquarters or his New Jersey home.
If his employment were terminated by reason of death, “Disability” or the expiration of the agreement then he would be entitled to receive any earned but unpaid annual bonus for the year prior to termination, plus a pro rata bonus for the year in which death, Disability or expiration of the agreement occurs (based upon the average of the bonuses paid for the previous two years). The agreement defines “Disability” as a physical or mental incapacity that, in the good faith judgment of the Company’s Board, prevents Mr. Clarke from performing his duties for 90 consecutive days or for 150 days during any year.

If Mr. Clarke’s employment were terminated due to the expiration of the agreement by reason of the Company’s notice of non-renewal, then in addition to the bonus described above, he would have been entitled to receive the following:

•	severance pay of 100% of his then current salary, payable in a lump sum; and

•	one year of continued health, life and disability insurance benefits.

The employment agreement provides that in order to receive the severance payments and benefits, Mr. Clarke must execute a release of claims and not violate his obligations in the agreement to keep information about the Company’s business confidential, and, for a period of one year, not engage in competition with the Company (i.e., not be employed by or otherwise affiliated with any company that engages in the business of providing original editorial financial news and commentary over the Internet), or solicit for employment or hire anyone who was employed by the Company during the term of his agreement.
Under the terms of the Company’s 2007 Plan and Mr. Clarke’s Grants of Cash Performance Award, short-term (“STI”) and long-term compensation (“LTI”) awarded thereunder will be paid upon termination or change of control based upon the following conditions. In the event of termination of employment, all STI and those portions of LTI Phantom Shares which have vested prior to the termination date will be paid to Mr. Clarke. In the event of a change of control or upon termination of employment as a result of Mr. Clarke’s death, all vested amounts of STI and LTI will be paid and all unvested Phantom Shares will vest and the cash value will be paid out to Mr. Clarke or his estate. Assuming Mr. Clarke’s employment was terminated under the circumstances noted in the table below as of December 31, 2008, payments and benefits to him would have an estimated potential value as follows:

Payment Trigger	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	Total ($)
With "Cause"	—	—	—	—	—
Without "Cause" or for Good Reason	615,000	307,500	14,135	191,504	1,128,139
Change of Control	—	615,000	—	191,504	806,504
Termination after Change of Control	615,000	307,500	14,135	191,504	1,128,139
Disability	—	307,500	—	—	307,500
Non-renewal of agreement	410,000	307,500	14,135	—	731,635

(1)
The value of RSUs is based on the Company’s stock price on December 31, 2008 at the close of the trading day as reported on Nasdaq, being $2.90 per common share.  None of the options granted to Mr. Clarke were in the money on December 31, 2008 and have been excluded from the calculation.

Other Named Executive Officers
Pursuant to the Company’s employment and incentive award agreements with Eric Ashman, our Chief Financial Officer, David Morrow, our Editor-in-Chief, and Teresa Santos, our General Counsel and Secretary, if we terminate the executive’s employment other than for “Cause,” or if the executive resigns for “Good Reason,” then each is entitled to receive the following:

•	with regard to Mr. Ashman, severance pay equal to two years of his salary;

•	with regard to Ms. Santos, severance pay equal to one year of the executive’s salary;

•	with regard to Mr. Morrow, severance pay equal to the higher of 100% of his then current salary or the salary due under the remaining term of the agreement, plus any earned but unpaid STI;

•	with regard to Mr. Ashman and Ms. Santos, up to one year of continued health, life and disability insurance benefits;

•	with regard to Mr. Morrow, continued health, life and disability insurance benefits for the greater of the balance of the remaining term of the agreement or one year.

In the event of a Change of Control, Mr. Ashman and Ms. Santos are entitled to accelerated vesting of 50% of all then-outstanding unvested equity incentive grants they received. In addition, each of Mr. Ashman and Mr. Morrow is entitled to short-term and long-term cash incentive payments. Under the terms of the Company’s 2007 Plan, the executives’ May 2007 Agreement for Grant of Cash Performance Award and the 2008 Executive Performance Incentive Plan, STI and LTI awarded thereunder will be paid upon termination or change of control based upon the following conditions. In the event of termination of employment, all STI and those portions of LTI (Phantom Shares) which have vested prior to the termination date will be paid to the executive. In the event of a change of control or upon termination of employment as a result of the executive’s death, all vested amounts of STI and LTI will be paid and all unvested Phantom Shares will vest and the cash value will be paid out to the executive or his estate.
In order to receive the severance payments and benefits, each executive must execute a release of claims and not violate his or her obligations in the agreement to keep information about the Company’s business confidential, and for a period of one year not to engage in competition with the Company (i.e., not to be employed by or otherwise affiliated with any company that engages in the business of providing original editorial financial news and commentary over the Internet), or not to solicit for employment or hire anyone who was employed by the Company during the term of his agreement. In the case of Mr. Ashman, the non-competition provision only applies for nine months.
The executives’ employment agreements generally define “Cause” to include willful misconduct or gross negligence, dishonesty or misappropriation of Company funds, properties or other assets, unexcused repeated absence from work, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a crime involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws or breach of the employment agreement which is not cured within 30 days after notice. “Good Reason” is generally defined to include a material adverse change in the executive’s functions, duties, or responsibilities or reporting responsibility in his position with the Company, a reduction in the executive’s annual salary, failure of the Company to cure a material breach of the executive’s employment agreement by the Company, a significant reduction of the executive’s duties or responsibilities in connection with a “Change of Control” of the Company (other than solely by virtue of the Company being acquired and made part of a larger entity), and the executive’s relocation by the Company to a location more than fifty (50) miles from the Company’s current headquarters or the executive’s home.

A “Change of Control” under the 1998 Plan and 2007 Plan occurs upon (1) the acquisition of a majority of the voting power of the Company’s stock by a person, entity, or group (with certain exceptions) that owned less than 5% of such voting power immediately prior to the Company’s initial public offering; (2) the date on which a majority of the members of the Board of Directors are not “Current Directors” (which term is defined to mean the Company’s current directors and directors whose nomination or election was approved by a majority of the directors who at the time were “Current Directors”); (3) a merger or consolidation with another entity where the Company’s stockholders immediately prior to the merger or consolidation would no longer comprise a majority of the voting shares of the surviving corporation in substantially the same proportions as their prior ownership, or where the directors of the Company would not constitute a majority of the board of directors of the surviving corporation; (4) a sale of substantially all of the assets of the Company; or (5) approval by the stockholders of a plan of complete liquidation of the Company.
Assuming the employment of the other named executive officers noted in the tables below was terminated under the circumstances noted in the table on December 31, 2008, payments and benefits to each would have estimated potential values as follows. The value of RSUs is based on the Company’s stock price on December 31, 2008 at the close of the trading day as reported on Nasdaq, being $2.90 per common share.  None of the options granted to the named executive officers below were in the money on December 31, 2008 and have been excluded from the calculation.

Eric Ashman, Chief Financial Officer

Payment Trigger	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	Total ($)
With "Cause"	—	—	—	—	—
Without "Cause" or for Good Reason	552,000	—	14,203	—	566,203
Change of Control	—	—	—	29,258	29,258
Termination after Change of Control	552,000	—	14,203	—	566,203
Disability	—	—	—	—	—
Non-renewal of agreement	—	—	—	—	—

David Morrow, Editor-in-Chief

Payment Trigger	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	Total ($)
With "Cause"	—	—	—	—	—
Without "Cause" or for Good Reason	245,000	—	4,719	—	249,719
Change of Control	—	245,000	—	28,513	273,513
Termination after Change of Control	245,000	—	—	—	245,000
Disability	—	—	—	—	—
Non-renewal of agreement	—	—	—	—	—

Teresa Santos, General Counsel and Secretary

Payment Trigger	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	Total ($)
With "Cause"	—	—	—	—	—
Without "Cause" or for Good Reason	210,000	—	8,154	—	218,154
Change of Control	—	—	—	15,709	15,709
Termination after Change of Control	210,000	—	8,154	—	218,154
Disability	—	—	—	—	—
Non-renewal of agreement	—	—	—	—	—

TRANSACTIONS WITH RELATED PERSONS

Employment Agreement with James J. Cramer
On April 9, 2008, the Company and James J. Cramer, in his capacity as an employee of the Company serving as a content contributor, entered into a new employment agreement (the “Employment Agreement”), effective January 1, 2008 (the “Effective Date”). On July 30, 2008, the Company and James J. Cramer agreed to enter an amendment (the “Amendment”) to the Employment Agreement.  Pursuant to the Amendment, Mr. Cramer may terminate the Employment Agreement as of January 15, 2010 upon not less than 60 days and not more than 90 days prior written notice to the Company, whereupon he will be entitled to, among other things, salary, vested RSUs and the prior year’s unpaid bonus, if any, through the date of termination, subject to certain terms and conditions..  All other terms and conditions of the Employment Agreement were unchanged by the Amendment.
Pursuant to the Employment Agreement, Mr. Cramer will, among other things, author articles for the Company’s advertising supported and paid publications including the Company’s Action Alerts PLUS product and provide reasonable promotional and other services, subject to certain terms and conditions.
As compensation for his services under the Employment Agreement, Mr. Cramer will receive, among other things, an annual salary of $1,300,000, $1,560,000 and $1,872,000, respectively, for the three successive years of the Employment Agreement. However, Mr. Cramer elected not to receive his scheduled increase in salary for 2009 pending the Company’s mid-year review of compensation for all executives and key employees.  In addition, under the Employment Agreement, Mr. Cramer received a signing bonus in the amount of $100,000 and is eligible for an annualized target bonus equal to 75% of salary based upon achievement of financial targets as determined by the Company.
Mr. Cramer also will receive restricted stock units under the Company’s 2007 Plan with respect to 300,000 shares of the Company’s common stock. The RSUs will be payable in shares of such common stock and vest and become payable in equal installments on each January 1 of the next successive five years, provided that Mr. Cramer remains an employee of the Company on such date, subject to accelerated vesting following a “Change of Control” (as defined in the Employment Agreement) and other terms and conditions. Mr. Cramer also is eligible to receive additional awards under the 2007 Plan as determined by the Company. Subject to certain terms and conditions, Mr. Cramer also is entitled to a cash “Change of Control” payment equal to slightly under three times his “base amount” (as defined in the Employment Agreement, which is generally similar to the definition in Section 280G of the Internal Revenue Code) following a Change of Control, following which Mr. Cramer also has the right to terminate the Employment Agreement.
Mr. Cramer has agreed that, during the term of the Employment Agreement, he will not author articles for other online financial publications that compete with the Company or act in certain capacities for any other start-up on-line business that competes with the Company, in any case without the Company’s consent, except for certain print publications (including, for example, his authorship of a column for New York magazine) and contents of Mr. Cramer’s books appearing on the Internet. Mr. Cramer is permitted to pursue other journalistic and other endeavors, provided that they are not inconsistent with the performance of his obligations to the Company. Such prohibitions shall continue for 18 months following his termination by the Company for “Cause” or by him without “Good Reason” (as such terms are defined in the Employment Agreement). In addition, until 18 months after the termination of his employment, Mr. Cramer will not solicit for employment any person who was employed by the Company during the six months prior to such termination.
If the Company terminates Mr. Cramer’s employment for Cause or Mr. Cramer terminates his employment without Good Reason, then he will be entitled to, among other things, salary and vested RSUs through the date of termination, subject to certain terms and conditions. If Mr. Cramer terminates his employment for Good Reason, or if the Company terminates Mr. Cramer’s employment without Cause, then he will be entitled to, among other things, salary through the date of termination, accelerated vesting of all RSUs, an amount equal to the Change of Control payment, the prior year’s unpaid bonus, if any, and pro-rated then current year bonus, if any, subject to certain terms and conditions.
If certain payments to Mr. Cramer, including pursuant to a Change of Control, are determined to be subject to the excise tax imposed under Internal Revenue Code Section 4999 (the “Excise Tax”), then Mr. Cramer will be entitled to an additional payment in an amount such that the net amount of such additional payment retained by Mr. Cramer after payment of certain income and employment taxes will be equal to the Excise Tax imposed on the payments to Mr. Cramer; provided however that such additional payments will only be made to Mr. Cramer if the total parachute payments payable to Mr. Cramer exceed the point at which Excise Taxes apply by at least 10%.
The Employment Agreement contains indemnification provisions pursuant to which the Company has agreed to defend, indemnify and hold harmless Mr. Cramer, with certain exceptions, against, among other things, losses suffered in connection with the provision of his services under the Employment Agreement (and previous employment agreements).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 31, 2009 (except as otherwise noted), the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our current directors and nominees for director, (iii) the named executive officers as set forth in the Summary Compensation Table, and (iv) all of our current officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Five Percent Shareholders
Technology Crossover Ventures(3)	5,014,025	16.4
James J. Cramer(4)	3,734,863	12.2
Harvest Capital Strategies LLC(5)	2,748,389	9.0
Columbia Wanger Asset Management, L.P.(6)	2,256,740	7.4
Martin Peretz(7)	1,951,283	6.4
UBS AG(8)	1,362,469	4.5
Directors and Executive Officers
James J. Cramer(9)	3,734,863	12.2
Martin Peretz(10)	1,951,283	6.4
Thomas J. Clarke, Jr.(11)	769,507	2.5
William R. Gruver(12)	47,511	*
Derek Irwin(13)	3,769	*
Daryl Otte(14)	40,511	*
Jeffrey A. Sonnenfeld(15)	24,311	*
Eric Ashman(16)	96,488	*
Steve Elkes(17)	98,149	*
David Morrow(18)	47,943	*
Teresa Santos(19)	24,751	*

All current executive officers and directors as a group (9 persons)	5,971,430	19.5

*	Represents beneficial ownership of less than 1%.

(1)
Except as otherwise indicated, the address for each stockholder is c/o TheStreet.com, Inc., 14 Wall Street, New York, NY 10005. Other addresses in the notes below are based on recent filings with the SEC. With respect to the five percent shareholders, we have relied upon their beneficial ownership reports as filed with the SEC and internal company records.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on a total of 30,602,572 common shares outstanding as of March 31, 2009. Shares of common stock over which the named person has rights to acquire voting or dispositive power within sixty days of March 31, 2009 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such rights but are not deemed outstanding for computing the percentage ownership of any other person. Except as noted, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)
Consists of 3,856,942 shares of common stock immediately issuable upon conversion of 5,500 shares of Series B convertible preferred stock (representing beneficial ownership of 100% of the outstanding shares of such class of stock) and 1,157,083 shares issuable upon exercise of certain warrants to purchase common stock with an exercise price of $15.69 per share. TCV VI, L.P. (“TCV VI”) is the record holder of 5455.95 shares of Series B convertible preferred stock and warrants to purchase 1,147,816 shares of common stock, and TCV Member Fund, L.P. (“Member Fund”) is the record holder of 44.05 shares of Series B convertible preferred stock and warrants to purchase 9,267 shares of common stock. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the sole general partner of TCV VI and general partner of Member Fund. Messrs. Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, William J.G. Griffith and Robert Trudeau are the Class A Members of TCM VI. Messrs. Hoag, Kimball, Drew, Reynolds, Griffith and Trudeau and TCM VI disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests therein. The total percentage of common stock outstanding for TCV VI and Member Fund is calculated on an as converted basis with the number of warrants and Series B preferred shares added to both the numerator and the denominator.

(4)
Includes 1,696,746 shares owned directly by Mr. Cramer, 1,754,538 shares owned by Cramer Partners, L.L.C. and 282,578 shares issuable to Mr. Cramer upon exercise of options within 60 days of March 31, 2009.

(5)
According to Harvest Capital Strategies LLC’s filing with the SEC on Schedule 13G dated as of December 31, 2008, Harvest Capital Strategies LLC acts as the investment advisor of one or more investment partnerships, pooled investment vehicles, and/or one or more client accounts.  Harvest Capital Strategies LLC has been granted authority to dispose of and vote the securities held by it. The principal business address of Harvest Capital Strategies LLC is 600 Montgomery Street, Suite 1100, San Francisco, California 94111.

(6)	The principal business address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago IL 60606.

(7)
Includes 208,366 shares owned directly by Dr. Peretz. Also includes the following shares, over which Dr. Peretz has sole voting and dispositive power: 1,523,413 shares owned by Peretz Partners, L.L.C., of which Dr. Peretz is manager; and 254,504 shares held by Peretz Family Investments, L.P., of which Dr. Peretz is general partner. Dr. Peretz disclaims beneficial ownership of such shares. Also includes the following shares, over which Dr. Peretz has shared voting and dispositive power: 73,618 shares held by a trust for the benefit of Dr. Peretz; 79,089 shares held by a trust for the benefit of Dr. Peretz’s spouse; and 1,000 shares held by a trust for the benefit of one of Dr. Peretz’s children, for which Dr. Peretz is a co-trustee.

(8)
According to UBS AG’s filing with the SEC on Schedule 13G dated as of December 31, 2008, consists of 1,362,469 shares and reflects the securities beneficially owned by the UBS Global Asset Management division of UBS AG and its subsidiaries and affiliates on behalf of its clients. The principal business address of UBS AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(9)	See footnote 4.

(10)	See footnote 7.

(11)	Consists of 537,224 shares owned by Mr. Clarke and 232,283 shares issuable to Mr. Clarke upon exercise of options within 60 days of March 31, 2009.

(12)	Consists of 26,711 shares owned directly by Mr. Gruver and 20,800 shares owned by Mr. Gruver’s spouse.

(13)	Consists of 3,769 shares owned directly by Mr. Irwin.

(14)	Consists of 40,511 shares owned directly by Mr. Otte.

(15)	Consists of 24,311 shares owned directly by Dr. Sonnenfeld.

(16)	Consists of 11,754 shares owned by Mr. Ashman and 84,734 shares issuable to Mr. Ashman upon exercise of options within 60 days of March 31, 2009.

(17)	Consists of 15,833 shares owned by Mr. Elkes and 82,316 shares issuable to Mr. Elkes upon exercise of options within 60 days of March 31, 2009.

(18)	Consists of 5,604 shares owned by Mr. Morrow and 42,339 shares issuable to Mr. Morrow upon exercise of options within 60 days of March 31, 2009.

(19)	Consists of 3,267 shares owned by Ms. Santos and 21,484 shares issuable to Ms. Santos upon exercise of options within 60 days of March 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding common stock, to file initial reports of ownership and reports of changes in ownership of common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.
Based solely on its review of such reports received by the Company with respect to fiscal 2008 and written representations from such reporting persons, the Company believes that all reports required to be filed under Section 16(a) have been timely filed by such persons.

PROPOSAL 2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors is responsible for the appointment of the Company’s independent registered public accounting firm. In fulfillment of that responsibility, on February 26, 2009, the Audit Committee of the Board of Directors of the Company notified Marcum & Kliegman LLP ("M&K") that the Company would not re-engage M&K as the Company's independent registered public accounting firm. On February 26, 2009, the Audit Committee of the Board of Directors of the Company approved the appointment of KPMG LLP ("KPMG") as its auditors for the year ending December 31, 2009. The decision not to re-engage M&K and to select KPMG was the result of having undertaken our policy-mandated periodic RFP process conducted by the Audit Committee of the Board of Directors of the Company in the ordinary course of business.
The  report of M&K on the consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, the reports of M&K on the effectiveness of internal controls over financial reporting as of December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to audit scope. There were no "disagreements" (as such term is used in Item 304 (a)(1)(iv) of Regulation S-K) with M&K at any time during the periods described above regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of M&K, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. In addition, during the same periods, no "reportable events" (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) arose in the context of the Company’s relationship with M&K.
During the periods described above prior to engaging KPMG, the Company did not consult KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and KPMG did not provide either a written report or oral advice to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.
The Audit Committee has selected KMPG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and has further directed that management submit the selection of such independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
Marcum & Kliegman served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2008 and 2007.  Representatives of M&K are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. Representatives of KPMG are expected to be present at the Annual Meeting.

The Board of Directors recommends that stockholders vote FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

Fees of Independent Registered Public Accountants
The following table sets forth the aggregate fees billed to the Company by M&K, its independent registered public accounting firm for services rendered with respect to the fiscal years ended December 31, 2008 and 2007:

	2008	2007
Marcum & Kliegman LLP
Audit Fees	$335,000	$364,862
Audit-Related Fees	91,611	445,304
Tax Fees	—	—
All Other Fees	33,822	36,100
Total M&K Fees	$460,444	$846,266

In accordance with SEC rules, audit fees are fees that the Company paid to M&K for the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly report on Form 10-Q’s, for the audits of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
Audit-Related Fees for 2008 primarily consist of fees relating to review of continuous disclosure documents and research regarding discrete proper accounting treatment of restricted stock units.  Audit-Related Fees for 2007 primarily consist of fees relating to our acquisitions of Corsis Technology Group II LLC and Bankers Financial Products Corp. and review of continuous disclosure documents and research regarding discrete proper accounting treatment of restricted stock units.
 All Other fees for 2008 primarily consist of fees relating to due diligence discussions regarding mergers and acquisitions.  All Other Fees for 2007 primarily consist of fees relating to due diligence discussions and review of Company public filings regarding the acquisitions of Corsis Technology Group II LLC and Bankers Financial Products Corp.
The Audit Committee approves, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the Company’s independent registered public accounting firm prior to its engagement to perform such services.

2008 Report of the Audit Committee
The primary function of the Audit Committee is to oversee the Company’s accounting, auditing and financial reporting processes. The Committee operates pursuant to a written charter adopted by the Board of Directors, which is publicly available on the investor relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”
Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. In addition to preparing the Company’s financial statements in accordance with U.S. generally accepted accounting principles, management is responsible for assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Generally, at meetings of the Audit Committee held during fiscal 2008, the Committee met with senior members of the Company’s finance department and members of the audit engagement team of Marcum & Kliegman LLP, the Company’s former independent registered public accounting firm. The Committee also met regularly with the Company’s general counsel to discuss legal, corporate governance and regulatory matters that concern the Company. In the performance of its oversight functions, the Committee reviewed and discussed with management and representatives of the independent registered public accounting firm the audited financial statements as of and for the year ended December 31, 2008, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s consolidated financial statements as well as the auditors evaluation of the Company’s internal control over financial reporting. The Committee also monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also met with representatives of the independent registered public accounting firm in private sessions, without members of the Company’s management being present, to discuss accounting, disclosure and internal control issues, including matters that the auditors are required to discuss with the Committee as required by professional standards.  The Committee discussed with the independent registered public accounting firm its independence.
Pursuant to the Audit Committee Charter, the Committee is also responsible for the appointment of the Company’s independent registered public accounting firm, evaluation of that firm’s performance and, when circumstances warrant, termination of that firm’s engagement. Accordingly, the Committee met with senior members of the Company’s financial management team in private sessions to discuss Marcum & Kliegman LLP’s performance.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews and procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.
Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Company’s Board of Directors
Derek Irwin, Chairman
William R. Gruver
Jeffrey Sonnenfeld

STOCKHOLDER PROPOSALS PURSUANT TO RULE 14a-8
Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act, which in certain circumstances may call for the inclusion of qualifying proposals in the Company’s Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company’s Annual Meeting of Stockholders in 2010, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than December 10, 2009. Such proposals should be directed to TheStreet.com, Inc., Attention: Secretary, 14 Wall Street, New York, New York 10005.
Except in the case of proposals made in accordance with Rule 14a-8, the Company’s Bylaws require that stockholders desiring to bring any business before the Company’s Annual Meeting of Stockholders in 2010 deliver written notice thereof to the Company no earlier than February 25, 2010 and no later than March 29, 2010, and comply with all other applicable requirements of the Bylaws. However, in the event that the Annual Meeting of Stockholders in 2010 is called for a date that is more than 30 days before or after the anniversary date of the Annual Meeting of Stockholders in 2009, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting of Stockholders in 2010 was mailed to stockholders or made public, whichever first occurs. In order for a proposal made outside of the requirements of Rule 14a-8 to be “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company in accordance with the time limits set forth in the foregoing advance-notice Bylaw provision.
The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided.

OTHER MATTERS
The last date for timely filing stockholder proposals relating to the Annual Meeting under the Company’s Bylaws was March 29, 2009. As of the date of this Proxy Statement, the Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Annual Meeting. However, should any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interests of the Company.

The Company’s Annual Report on Form 10-K with respect to the fiscal year ended December 31, 2008 accompanies this Proxy Statement. The annual report, which contains audited financial statements, along with other information about the Company is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.
It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or over the Internet.

By Order of the Board of Directors,
Teresa F. Santos
Secretary
New York, New York
April 17, 2009

FORM OF PROXY CARD

THE STREET.COM, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 28, 2009

The undersigned hereby appoints Teresa F. Santos, with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of TheStreet.com, Inc. (the “Company”) owned by the undersigned, at the Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, May 28, 2009, at 10:00 a.m at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, upon such business as may properly come before the Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless a contrary direction is indicated this Proxy will be voted for all nominees and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

THESTREET.COM, INC.

May 28, 2009

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)	WITHHOLD AUTHORITY FOR ALL NOMINEES

1.	Election of Class I Directors		☐	☐	☐

	Nominees:	m James J. Cramer

m Martin Peretz

m Derek Irwin

INSTRUCTION: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: •

			FOR	AGAINST	ABSTAIN

2.	The proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.		☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the adjacent address space.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.